UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 16, 2009
(Date of earliest event reported)
HealthMarkets, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14953 (Commission File Number)	75-2044750 (IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas	76180
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200

(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On November 16, 2009, Insphere Insurance Solutions, Inc. (“Insphere”), an indirect wholly-owned subsidiary of HealthMarkets, Inc. (the “Company”), entered into a definitive stock purchase agreement with Beneficial Life Insurance Company and Beneficial Investment Services, Inc. (“BIS”) pursuant to which Insphere will acquire all of the outstanding capital stock of BIS (the “Purchase Agreement”). BIS is a securities broker-dealer licensed in 49 states.
     The purchase price to be paid by Insphere is equal to the amount of BIS’ adjusted shareholder equity, minus BIS’ operating deficit (if the closing occurs prior to February 28, 2010), minus $750,000, subject to certain post-closing adjustments. Beginning on March 1, 2010, Insphere has agreed to contribute $100,000 per month to BIS’ operational and other reasonable expenses pending consummation of the transaction.
     This transaction is subject to customary closing conditions, including the receipt of approval by the Financial Industry Regulatory Authority (“FINRA”) and the receipt of certain other required consents. The Purchase Agreement may be terminated by either party if the closing has not occurred by the earlier of (i) May 31, 2010 or (ii) six months after the initial application is filed with FINRA.
     This Current Report on Form 8-K contain or may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding expected benefits, costs and charges associated with the transactions described above. Forward-looking statements are generally identified by use of the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including the information discussed under the caption “Item 1 Business”, “Item 1A. Risk Factors” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Company’s various other filings with the Securities and Exchange Commission and other publicly disseminated written documents.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.
By:	/s/ B. Curtis Westen
	Name:	B. Curtis Westen
	Title:	Executive Vice President & General Counsel

Dated: November 19, 2009